Exhibit 99.1

FOR IMMEDIATE RELEASE

RadNet Enters the New York City Marketplace through the Acquisition of Lenox Hill Radiology

LOS ANGELES, California, January 2, 2013 – RadNet, Inc. (NASDAQ: RDNT), a national leader in providing high-quality, cost-effective, fixed-site outpatient diagnostic imaging services through a network of 236 owned and operated outpatient imaging centers, today reported effective December 31st, 2012 it acquired Lenox Hill Radiology of Manhattan, New York for approximately $30.3 million, which includes the assumption of approximately $1.2 million of debt.

Lenox Hill has been an operator in the New York City market for 25 years. The cluster of centers includes its flagship Lenox Hill Radiology multimodality facility at 61 East 77th Street, between Park and Madison Avenues. Lenox Hill also wholly owns and operates multimodality facilities at 202 East 70th Street (Regency Medical Imaging) and 240 Madison Avenue (Madison Avenue Medical Imaging) as well as several satellite routine imaging facilities throughout Manhattan. In addition to its wholly owned facilities, Lenox Hill has an interest in Park West Radiology at 315 West 57th Street near Columbus Circle and several outsourced business and professional reading arrangements in Staten Island, Brooklyn and Long Beach, New York. The Lenox Hill operations should add approximately $40 million of revenue to RadNet on an annualized basis.

Dr. Howard Berger, President and Chief Executive Officer of RadNet, noted, “We are delighted to complete our first transaction in Manhattan. With existing contiguous market presence in Northern New Jersey and the surrounding New York markets of Rockland County, Westchester County and Brooklyn, the borough of Manhattan is a logical extension for RadNet. Characterized by a significant and dense patient population exceeding 1.6 million, a favorable mix of insurance carriers and a limited number of entrenched outpatient, non-hospital-affiliated imaging center competitors, we believe Manhattan is an attractive market for us.”

“Furthermore, we believe Lenox Hill represents the best platform for RadNet in Manhattan from which to grow. Since 1988, Lenox Hill has operated well-recognized facilities with loyal clientele, has contracted with an affiliated group of premier subspecialist radiologists and has enjoyed an excellent reputation for providing quality medical services. We warmly welcome the valued physicians and employees of Lenox Hill Radiology, and look forward to sharing best practices amongst our two companies,” added Dr. Berger.

Carmel Donovan, M.D., principal of Lenox Hill Radiology noted, “On behalf of the physicians and employees of Lenox Hill, we are very pleased to be part of the RadNet family. We are eagerly looking forward to the benefits that RadNet can bring to our operation, including providing us the ability to grow more effectively within our markets and more efficiently service our referring physician communities and loyal patient populations.”

About RadNet, Inc.

RadNet, Inc. is the largest provider of fixed-site outpatient diagnostic imaging services in the United States through a network of 236 owned and/or operated outpatient imaging centers (inclusive of 20 facilities held in Joint Ventures). RadNet's core markets include California, Maryland, Delaware, New Jersey, New York and Rhode Island. Together with affiliated radiologists, and inclusive of full-time and per diem employees and technicians, RadNet has a total of approximately 6,300 employees. For more information, visit http://www.radnet.com.

About Lenox Hill Radiology.

Since 1988, Lenox Hill Radiology has been one of the premier outpatient diagnostic imaging service providers in the borough of Manhattan. With its flagship multimodality location on East 77th Street and other multimodality facilities in midtown and on the Upper East and West Sides of Manhattan, Lenox Hill provides a combination of MRI, PET/CT, CT, Ultrasound, X-ray, Mammography and other modalities. For more information, visit http://www.lenoxhillradiology.com.

CONTACTS:

RadNet, Inc.

Mark Stolper, 310-445-2800

Executive Vice President and Chief Financial Officer